[EXHIBIT 5.1]

                       David M. Bovi, P.A.
                 319 Clematis Street, Suite 700
                 West Palm Beach, Florida 33401

                         August 11, 2003


Print Data Corp.
43 New Brunswick Ave.
Hopelawn, New Jersey 08861

Ladies and Gentlemen:

     We have served as counsel to Print Data Corp. (the "Company") in connection with the preparation of the Registration Statement (Form S-8) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the issuance in the manner described in the Registration Statement of up to 300,000 shares of the Company's Common Stock pursuant to the Company's 2003 Employee Stock Plan.

       We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

       Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that when issued in the manner described in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

       We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

                                Very truly yours,

                                DAVID M. BOVI, P.A.

                                /s/ DAVID M. BOVI, P.A.